Exhibit 99.1

EVO Transportation & Energy Services Announces Two Acquisitions

- Ursa Logistics and W.E. Graham Join the EVO Platform, Marking Four Acquisitions Since Inception of New Strategy -

PEORIA, AZ – December 20, 2018 – EVO Transportation & Energy Services, Inc. (“EVO”) (OTC Pink: EVOA), an alternative fuel services company and emerging transportation operator, has announced the acquisitions of Ursa Logistics and W.E. Graham on December 15, 2018 and December 20, 2018, respectively.

Ursa Logistics is a trucking company based in Milwaukee, Wisconsin that provides specialized contract transportation for the United States Postal Service (USPS). The company currently owns 250 trucks with more than 400 employees that service the greater Midwest. Ursa Logistics is expected to generate approximately $62 million in revenue for 2018.

Under the terms of the agreement, EVO will purchase Ursa Logistics for $2.5 million in cash plus the assumption of debt. In addition, EVO will issue a $6.4 million note bearing interest at 9% annually.

“Ursa has a proven track record of providing excellent service to its USPS contracts with a sizeable footprint in the Midwest,” said John Yeros, CEO of EVO. “The addition of a high-quality business like Ursa is a testament to the excellent synergies and opportunities our platform can offer to companies as the USPS continues to significantly reduce its supplier base.”

John Lampsa, founder and CEO of Ursa Logistics, commented: “EVO’s mission to build a nationally recognized organization for USPS transportation services is a necessary step forward for the industry as contracts become increasingly more competitive to win. We believe being on the larger platform that EVO provides will allow us to capture more opportunities and expand the number of routes we currently operate. We look forward to joining the EVO team to rapidly grow our combined businesses.”

The acquisition is expected to close in early January.

EVO completed the acquisition of W.E. Graham, a trucking company based in Memphis, Tennessee that provides freight and shipping services on behalf of the USPS. W.E. Graham services three USPS mail contracts across four states. These contracts add to EVO’s existing presence in Tennessee and expand the company’s network into Georgia, Alabama and Mississippi.

The addition of these two companies brings the number of acquisitions to four since EVO initiated a strategy earlier this year to take advantage of the USPS’ initiative to streamline its contractor network, enhance efficiency and prioritize alternative energy transportation options.

“As we have stated in the past, our goal is to create a strategically well-positioned national organization of scale to meet the evolving needs of the USPS, and our acquisition of Ursa Logistics and W.E. Graham puts us further on our way,” said Yeros. “The collective footprint of both companies significantly expands our coverage across the United States, and we expect all acquisitions announced to date will add a combined $144 million in revenue on an annualized basis. The addition of these exceptional companies further strengthens our position of becoming the leading USPS contract transportation company.”

About EVO Transportation & Energy Services, Inc.

EVO is an emerging transportation operator and next generation supplier for the United States Postal Service (USPS). It offers flexible and efficient solutions through a combination of Diesel and CNG trucks and tractors across 17 states. EVO also operates five strategically located CNG refueling stations located in Jurupa Valley, CA; Fort Worth, TX; Oak Creek, WI; Tolleson, AZ; and San Antonio, TX that accommodate class 8 trucks and trailers. For more information, please visit evocng.com.

Important Information

The statements in this press release that are not historical facts may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “believe,” “will,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “would,” “should,” “plan,” “expect,” “predict,” “could,” “potentially” or similar expressions identify forward-looking statements, although not all forward-looking statements include these words. These statements involve known and unknown risks, uncertainties and other important factors, including those described in under “Risk Factors” contained in EVO’s most recent Form 10-K and subsequent filings with the Securities and Exchange Commission. Moreover, the forward-looking statements speak only as of the date they are made, and EVO assumes no obligation to update or revise forward-looking statements to reflect actual performance or results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by law.

Corporate Contact Information

John Yeros

Chief Executive Officer

JYeros@evocng.com

Investor Relations:

Liolios

Cody Slach

Tel 1-949-574-3860

EVOA@Liolios.com